                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                              DOVER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            [DOVER CORPORATION LOGO]

                         ------------------------------

                    Notice Of Annual Meeting Of Stockholders
                         ------------------------------

                                                                  March 18, 1999

TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of Stockholders of DOVER CORPORATION will be held at the Lobby Conference Room, Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19801, on April 27, 1999, at 10:00 A.M., for the following purposes:

     1. To elect nine directors;

     2. To transact such other business as may properly come before the meeting.

     Only holders of record of the outstanding common stock at the close of business on March 1, 1999 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                    By authority of the Board of Directors,

                                                    ROBERT G. KUHBACH

                                                                       Secretary

     THIS YEAR DOVER IS PLEASED TO OFFER ITS SHAREHOLDERS THE CHOICE OF VOTING THEIR SHARES BY RETURNING THE ENCLOSED PROXY BY MAIL OR VIA A TOLL-FREE TELEPHONE NUMBER. INSTRUCTIONS FOR VOTING BY THESE TWO ALTERNATIVES ARE PRINTED ON THE ENCLOSED PROXY CARD.

                               DOVER CORPORATION

                                PROXY STATEMENT

                                    GENERAL

     This statement is furnished to the stockholders of Dover Corporation (hereinafter called the "Company" or "Dover"), whose principal executive offices are at 280 Park Avenue, New York, NY 10017, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the "Meeting") to be held on April 27, 1999 or any adjournments thereof, for the purposes set forth in the notice of meeting. Dover will pay the reasonable and actual costs of soliciting proxies, but no amount will be paid to any officer or employee of Dover or its subsidiaries as compensation for soliciting proxies. In addition to solicitation by mail, Dover has retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries and to send proxies and proxy material to the beneficial owners of such shares, at a cost not to exceed $12,000. This statement and the proxy form are being first sent to the stockholders on or about March 18, 1999.

     As of the close of business on March 1, 1999, the record date for voting, Dover had outstanding 215,894,434 shares of common stock. Each share of common stock is entitled to one vote on all matters. Based on reports filed with the Securities and Exchange Commission by the respective stockholder and in the case of Ms. Bryant's information provided by her to the Company, to Dover's knowledge, no stockholder owns beneficially as much as 5% of the outstanding common stock other than: (a) Oppenheimer Capital, Oppenheimer Tower, World Financial Center, New York, New York 10281, which beneficially owns 13,745,374 shares (6.3%) as investment advisor to various clients; (b) four direct and indirect wholly-owned subsidiaries of The Capital Group Companies, Inc., 1110 Santa Monica Boulevard, Los Angeles, CA 90025, each of which beneficially owns shares of Dover common stock as investment manager or investment advisor to its various clients as follows: Capital Guardian Trust Company, 9,449,560 shares (4.2%), Capital International Limited, 2,116,650 shares (1.0%), Capital International S.A., 2,038,610 shares (0.9%), and Capital International Inc., 227,100 shares (0.1%), for an aggregate beneficial ownership by such entities of 13,831,920 shares (6.2%); each such entity reported beneficial ownership only of the shares held in accounts for which it was investment manager or investment advisor and disclaimed being part of a group for all purposes other than reporting; and (c) Magalen O. Bryant, Post Office Box 247, Middleburg, VA 22117, who owns 11,483,628 shares (5.3%), including 1,199,752 shares held in a trust in which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial interest.

     DOVER WILL PROVIDE TO EACH PERSON SOLICITED HEREIN, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF DOVER'S 1998 ANNUAL REPORT ON FORM 10-K INCLUDING THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ALL WITHOUT CHARGE (EXCEPT EXHIBITS). A REQUEST THEREFOR SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT DOVER'S OFFICE, 280 PARK AVENUE, NEW YORK, NY 10017.

     The shares covered by each proxy will be voted for the election of the nine
(9) nominees or their substitutes as indicated below unless directed otherwise in the proxy in which case the shares will be voted as directed. The proxy also grants discretionary authority to the persons named as proxies in connection with other matters that may properly come before the Meeting.

     Abstentions and broker non-votes will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the notice of meeting requires the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of shares of common stock present in person or by proxy at the Meeting and entitled to vote thereon. Stockholders may not cumulate their votes. In determining whether a proposal specified in the notice of meeting has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and broker non-votes will result in the respective nominees receiving fewer votes but will have no effect on the outcome of the vote.

     A person giving a proxy by mail or by telephone may revoke it at any time before it is exercised by written notice to the Secretary of Dover at the address referred to above or by attending the Meeting and requesting in writing the cancellation of the proxy.

                               SECURITY OWNERSHIP

     The following table provides information as of March 1, 1999, as reported to the Company by the persons and members of the group listed, as to the number of shares and the percentage of Dover's common stock beneficially owned by: (i) each Director and nominee for Director, (ii) each executive officer listed in the compensation table and (iii) all Directors, nominees and executive officers of Dover as a group.

                                                         NUMBER OF SHARES(1)    PERCENTAGE
                                                         -------------------    ----------
David H. Benson........................................           8,800(2)           *
Magalen O. Bryant......................................      10,283,876(3)         5.3%
                                                              1,199,752(4)
Lewis E. Burns.........................................         435,804              *
Jean-Pierre M. Ergas...................................          24,800              *
Roderick J. Fleming....................................           6,800              *
Kristiane C. Graham....................................         625,606(5)           *
                                                              1,426,486(6)
Rudolf J. Herrmann.....................................         132,364              *
James L. Koley.........................................          26,200(7)           *
John F. McNiff.........................................         398,152(8)           *
John E. Pomeroy........................................         264,065              *
Thomas L. Reece........................................         567,606(9)           *
Gary L. Roubos.........................................         537,672(10)          *
Jerry W. Yochum........................................         128,796              *
Directors and Executive Officers as a Group............      16,075,334            7.4%

   * Less than one percent.
---------------
 (1) Includes shares which are (a) owned by officers in the Company's Retirement Savings Plan, totaling 149,953 shares, as of December 31, 1998 and (b) subject to options exercisable within 60 days for the following person(s):
     Mr. Burns, 208,882 shares; Mr. Herrmann, 91,298 shares; Mr. McNiff, 159,194 shares; Mr. Pomeroy, 157,254 shares; Mr. Reece, 258,206 shares; Mr. Roubos, 15,428 shares; Mr. Yochum, 90,598 shares; and all directors and officers as a group, 1,170,664 shares.

 (2) Includes 1,000 shares held by his spouse.

 (3) Retiring director; Ms. Bryant's daughter, Kristiane Graham, is a nominee for director. Includes 304,960 shares held by a corporation over which Ms. Bryant has control.

 (4) Held in a trust of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial interest.

 (5) Nominee for director; Ms. Graham is the daughter of Ms. Bryant. Includes 304,960 shares held by a corporation of which Ms. Graham is a director.

 (6) Includes 1,424,076 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial interest, 1,910 shares held as custodian for a minor and 500 shares held by her spouse.

 (7) Includes 10,000 shares held in various retirement trusts for Mr. Koley and his spouse and 4,000 shares held by a retirement plan as to which Mr. Koley is a co-trustee and beneficiary.

 (8) Includes 1,200 shares held as custodian for a minor.

 (9) Includes 75,410 shares held by his spouse.

(10) Includes 125,848 shares held by his spouse and 126,994 shares held by a limited liability company as to which he disclaims any beneficial interest.

                            1. ELECTION OF DIRECTORS

     The persons named as proxies will vote the shares covered by a proxy for the election as directors of the nine (9) nominees listed below unless directed otherwise in the proxy, in which case the shares will be voted as directed. If any such nominee for election is not for any reason a candidate for election at the Meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee or nominees as may be designated by the Board of Directors and for the others named below. All the nominees are presently directors, except Ms. Graham who is succeeding Ms. Bryant who is retiring from the Board. Each director elected at the Meeting will serve until the election and qualification of his or her successor.

     Directors will be elected by a plurality of the votes cast. Votes may be cast only for the nominees listed below. The accompanying proxy will be voted for the nominees in the absence of instructions to the contrary.

                                                                                            YEAR FIRST
                                           BUSINESS EXPERIENCE FOR PAST FIVE YEARS,           BECAME
           NAME AND AGE                 POSITIONS WITH DOVER, AND OTHER DIRECTORSHIPS        DIRECTOR
           ------------                 ---------------------------------------------       ----------
David H. Benson...................  Chairman, Charter Europe Trust Plc. (financial           1995
     61                             management); formally Vice Chairman of The Kleinwort
                                    Benson Group, Plc.; Director of The Rouse Company
                                    (real estate development); Director of Harrow
                                    Corporation (industrial manufacturing); Director of
                                    British Gas Plc. and Chairman of The Charities
                                    Official Investment Fund; Director of Daniel Thwaites
                                    Plc. (beverage manufacturer).

Jean-Pierre M. Ergas..............  Executive Vice President, Europe, Alcan Aluminum, Ltd.   1994
     59                             (aluminum manufacturer); previously Chairman and Chief
                                    Executive Officer of American National Can Company
                                    (beverage can manufacturer); Director of ABC Rail
                                    Products Corporation (rail equipment manufacturer) and
                                    Brockway Standard Holdings Corporation (container
                                    manufacturer).

                                                                                            YEAR FIRST
                                           BUSINESS EXPERIENCE FOR PAST FIVE YEARS,           BECAME
           NAME AND AGE                 POSITIONS WITH DOVER, AND OTHER DIRECTORSHIPS        DIRECTOR
           ------------                 ---------------------------------------------       ----------
Roderick J. Fleming...............  Director, Robert Fleming Holdings Ltd. (financial        1995
     45                             management); previously Director, Capital Markets
                                    (through July 1993), and Director of Corporate Finance
                                    UK (through April 1994) at Robert Fleming; Director of
                                    Aurora Exploration and Development Corporation Ltd.
                                    (natural resources); Director of Updown Investment
                                    Company Ltd. (financial management) and Director of
                                    West Rand Consolidated Mines Limited (natural
                                    resources).

Kristiane C. Graham...............  Private Investor.                                         --
     41

James L. Koley....................  Chairman, Koley, Jessen, Daubman & Rupiper, P.C. (law    1989
                                    firm);
     68                             Chairman of the Board of Directors of Arts-Way
                                    Manufacturing Co., Inc. (agricultural manufacturing).

John F. McNiff....................  Vice President -- Finance of Dover; Director of Allen    1996
     56                             Telecom, Inc. (telecommunications products) and The
                                    Haven Fund (financial management).

John E. Pomeroy...................  President and CEO of Dover Technologies International,   1998
                                    Inc.;
     57                             Director of Hadco Corporation (electronic
                                    manufacturing); and Adept Technologies, Inc. (robot
                                    systems manufacturing).

Thomas L. Reece...................  President and Chief Executive Officer (since May 1994)   1993
                                    of
     56                             Dover.

Gary L. Roubos....................  Chairman of the Board of Dover; previously Chief         1976
                                    Executive
     62                             Officer (through May 1994); Director of Bell & Howell
                                    Company (information management); and Omnicom Group,
                                    Inc. (advertising).

     During 1998, the Board of Directors held four meetings. The Board has three standing committees, namely an Audit Committee, a Compensation Committee and an Executive Committee. During 1998, the committees held, respectively, two meetings, one meeting and three meetings.

     The Audit Committee is composed of four directors who are not employees of the Company. The functions of the Audit Committee consist of recommending annually to the Board of Directors the appointment of the independent auditors; reviewing with management and such auditors the audit plan and results of the auditing engagement; and reviewing management's program for ensuring the adequacy of Dover's system of internal accounting controls. The members of the Audit Committee are James L. Koley (Chairman), David H. Benson, Roderick J. Fleming and Gary L. Roubos. Anthony J. Ormsby had served as Chairman of the committee until his retirement as of the annual meeting in April 1998.

     The Compensation Committee is composed of two directors who are not employees of the Company. The Compensation Committee approves compensation for executive officers, grants, awards and payouts under the stock option plan and performance program and compensation plan changes. In 1998, the Compensation Committee held one meeting. The members of the Compensation Committee are Jean-Pierre M. Ergas (Chairman) and Magalen O. Bryant. John F. Fort had served as the Chairman of the committee prior to his resignation from the Board of Directors as of January 29, 1999.

     The Executive Committee is composed of four directors. The Executive Committee is generally empowered to act unanimously on behalf of the Board and meets or otherwise takes action on an as needed basis between the regularly scheduled quarterly Board meetings. The Executive Committee held three meetings during 1998. The members of the Executive Committee are Gary L. Roubos (Chairman), Magalen O. Bryant, James L. Koley, and Thomas L. Reece. During 1998, John F. Fort and Anthony J. Ormbsy were members of the committee until their respective resignation and retirement.

                            DIRECTORS' COMPENSATION

     Management directors receive no compensation for services as a director or as a member of any Committee. Under the Dover 1996 Non-Employee Directors' Stock Compensation Plan (the "Directors' Plan"), non-employee directors are granted 2,000 shares of the Company's Common Stock per year as their primary compensation for serving as directors. If any director serves for less than a full calendar year, the number of shares to be granted to that director for the year will be adjusted pro rata, based on the number of meetings attended. For 1998, each non-employee director received 2,000 shares and received a fee of $2,000 for serving on any of the Board Committees. Each of the non-employee directors also received $1,500 for each Board or Committee meeting attended.

     James L. Koley is Chairman of Koley, Jessen, Daubman & Rupiper, P.C., a Nebraska law firm which has performed legal services on behalf of Dover.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below shows all remuneration paid by Dover and its subsidiaries to the Chief Executive Officer and the four other most highly paid executive officers for services in all capacities for each of the three calendar years ended December 31, 1998.

                                                  ANNUAL                    LONG-TERM
                                             COMPENSATION(1)              COMPENSATION
                                        --------------------------   -----------------------
                                                                       AWARDS      PAYOUTS
                                                                     ----------   ----------
                                                                     SECURITIES   LONG-TERM
                                                                     UNDERLYING   INCENTIVE          ALL
               NAME AND                                               OPTIONS        PLAN           OTHER
          PRINCIPAL POSITION            YEAR    SALARY     BONUS     (#)(2)(3)    PAYOUTS(4)   COMPENSATION(5)
          ------------------            ----   --------   --------   ----------   ----------   ---------------
Thomas L. Reece.......................  1998   $825,000   $850,000    235,131     $1,207,380       $ 6,000
  CEO of Dover since May 1994;          1997    800,000    875,000     79,973      1,481,588         7,392
  Director and President of Dover       1996    780,000    850,000    109,926        855,168         7,392

                                                  ANNUAL                    LONG-TERM
                                             COMPENSATION(1)              COMPENSATION
                                        --------------------------   -----------------------
                                                                       AWARDS      PAYOUTS
                                                                     ----------   ----------
                                                                     SECURITIES   LONG-TERM
                                                                     UNDERLYING   INCENTIVE          ALL
               NAME AND                                               OPTIONS        PLAN           OTHER
          PRINCIPAL POSITION            YEAR    SALARY     BONUS     (#)(2)(3)    PAYOUTS(4)   COMPENSATION(5)
          ------------------            ----   --------   --------   ----------   ----------   ---------------
Lewis E. Burns........................  1998    495,000    375,000     25,822      1,035,868         4,000
  Vice President of Dover;              1997    485,000    340,000     21,579      1,203,888         3,800
  Director and President of Dover       1996    470,000    320,000     29,456        949,939        66,896
  Industries, Inc.
Rudolf J. Herrmann....................  1998    465,000    325,000     23,488        644,009         7,000
  Vice President of Dover;              1997    450,000    305,000     19,899        604,489         7,392
  Director and President of Dover       1996    425,000    290,000     27,078        416,813         7,392
  Resources, Inc.
John E. Pomeroy.......................  1998    505,000    330,000     24,801        454,979        91,600
  Vice President of Dover;              1997    490,000    370,000     22,613      1,875,911        85,203
  Director and President of Dover       1996    450,000    325,000     29,822      1,056,957        76,296
  Technologies, Inc.
Jerry W. Yochum.......................  1998    465,000    340,000     24,217        712,484        13,570
  Vice President of Dover;              1997    450,000    300,000     19,770        919,213        12,962
  Director and President                1996    430,000    285,000     26,894        708,923        12,962
  of Dover Diversified, Inc.

---------------
 (1) The bonus amount is determined as described in the Compensation Committee Report on page 11 of this proxy statement. Cash bonuses for the calendar years shown have been listed for the year earned, and were generally paid in February of the following calendar year. Perquisites and other personal benefits paid to each officer in each instance aggregated less than $50,000 or 10% of total salary plus bonus, and accordingly are omitted from the table.

 (2) Awards are shown for services preformed in the calendar year indicated but were granted in February of the following year.

 (3) Mr. Reece's award for 1998 includes 144,839 option shares granted as a special, one time bonus to reflect Mr. Reece's contribution to the successful sale of Dover's elevator operations, which closed on January 5, 1999.

 (4) The payout amount is determined as described under Long-Term Incentive Plan Awards for Calendar Year 1999 on page 8. Amounts shown represent payouts for the three-year performance period ended with the year shown.

 (5) Represents Company contributions to the Dover Retirement Savings Plan, Company payments to other defined contribution plans and Company paid life insurance premiums on a whole life term life insurance policy. For 1998, these amounts are detailed as follows:

                                                 DOVER
                                               RETIREMENT    OTHER DEFINED
                                                SAVINGS      CONTRIBUTION    INSURANCE
                    NAME                          PLAN           PLANS       PREMIUMS     TOTAL
                    ----                      ------------   -------------   ---------   -------
T. L. Reece.................................     $6,000         $    --       $   --     $ 6,000
L. E. Burns.................................      4,000              --           --       4,000
R. J. Herrmann..............................      7,000              --           --       7,000
J. E. Pomeroy...............................      4,000          87,600           --      91,600
J. W. Yochum................................      8,000              --        5,570      13,570

                               INCENTIVE PROGRAMS

     The Company has an Incentive Stock Option Plan and Cash Performance Program (the "Performance Plan"), adopted in 1995 (replacing a similar plan which expired in January 1995), which provides for stock options coordinated with cash performance awards. At the time of grant, allocations are made such that of each combined award, greater emphasis is given to cash performance awards at the operating level, and greater emphasis is given to stock options at the corporate level. Information on current grants and cash performance awards is given below. For payouts on prior awards under this program see the Summary Compensation Table on pages 5 and 6.

                      OPTION GRANTS IN LAST CALENDAR YEAR

                           NUMBER OF      % OF TOTAL
                          SECURITIES        OPTIONS
                          UNDERLYING      GRANTED TO     EXERCISE                      GRANT DATE
                            OPTIONS      EMPLOYEES IN      PRICE                         PRESENT
         NAME            GRANTED(#)(1)   CALENDAR YEAR   ($/SHARE)   EXPIRATION DATE   VALUE($)(2)
         ----            -------------   -------------   ---------   ----------------  -----------
Thomas L. Reece........     79,973             9          $35.00     February 5, 2008   $591,000
Lewis E. Burns.........     21,579             2           35.00     February 5, 2008    159,469
Rudolf J. Herrmann.....     19,899             2           35.00     February 5, 2008    147,054
John E. Pomeroy........     22,613             2           35.00     February 5, 2008    167,110
Jerry W. Yochum........     19,770             2           35.00     February 5, 2008    146,100

---------------
(1) All options shown were granted in 1998 for services performed in 1997 and correspond to the awards shown in the Summary Compensation Table for 1997. Awards made in February 1999 with respect to services performed in 1998, including the special bonus to Mr. Reece for his contribution to the successful sale of Dover's elevator operations, are shown in the Summary Compensation Table for 1998. The options become exercisable on February 5, 2001.

(2) The Black-Scholes model used to calculate the hypothetical values at date of grant considers the following factors to estimate the option's present value: the stock's historic volatility calculated using the average daily market price of the Company's common stock over a suitable current period, the expected life of the option, risk-free interest rates and the stock's expected dividend yield. The assumptions used in the model for this valuation were: average stock price volatility 22.45%; expected life 6 years; risk-free interest rate of 6.06%; and an expected dividend yield of 1.1%. This resulted in a discounted per share value of $10.55 (30% of the option price). The Black-Scholes model assumes that an option is not cancelable and that it can be sold at any time for cash. Since those assumptions are not applicable here, the Company has reduced the above grant date present values by 20% based upon its historical cancellation rates and another 10% based upon the Company's expectation that, except in cases of unusual need, shares acquired through the exercise of options are to be held by participants for the duration of their employment with Dover. This resulted in a final grant date present value of $7.39 per share.

  AGGREGATED OPTION EXERCISES IN LAST CALENDAR YEAR AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING              VALUE(1) OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                SHARES                            YEAR END(#)                   YEAR END($)
                              ACQUIRED ON    VALUE(1)     ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Thomas L. Reece.............    114,156     $2,369,880      158,148        289,937      $3,440,437     $2,603,690
Lewis E. Burns..............     55,332      1,446,043      178,900         81,017       4,361,420        737,845
Rudolf J. Herrmann..........      6,937        177,992       66,120         72,155       1,452,705        648,330
John E. Pomeroy.............     46,095        918,674      127,848         81,841       3,043,293        735,929
Jerry W. Yochum.............     26,475        576,275       64,844         72,418       1,403,610        653,340

---------------
(1) Calculated by determining the difference between the exercise price and the average of the high and low market price of Dover common stock (as reported on the New York Stock Exchange-Composite Transactions) for the exercise dates or December 31, 1998, as the case may be.

             LONG-TERM INCENTIVE PLAN AWARDS FOR CALENDAR YEAR 1999

                                                                    PERFORMANCE OR     ESTIMATED FUTURE
                                                                     OTHER PERIOD       PAYOUTS UNDER
                                                  FEBRUARY 1999    UNTIL MATURATION    NON-STOCK PRICE
                      NAME                            AWARD           OR PAYOUT         BASED PLANS(1)
                      ----                        -------------    ----------------    ----------------
Thomas L. Reece.................................    $345,950          1999-2001            $345,950
Lewis E. Burns..................................     394,268          1999-2001             394,268
Rudolf J. Herrmann..............................     358,628          1999-2001             358,628
John E. Pomeroy.................................     378,675          1999-2001             378,675
Jerry W. Yochum.................................     369,765          1999-2001             369,765

---------------
(1) The actual cash payout at the end of the three year performance measurement period will be equal to the award amount multiplied by a percentage which is derived from a performance matrix, or table, which uses two performance parameters: (1)(a) real (inflation adjusted) growth in earnings per share, or (b) real growth in operating earnings; and (2)(a) return on equity, or
    (b) return on investment (ROI). Parameters (1)(a) and 2(a) apply to Mr. Reece and other corporate officers and parameters (1)(b) and 2(b) apply to the other four listed officers and those participating officers at independent subsidiaries and operating companies.

     There is no payout if growth in earnings is not achieved; there is no payout if return on equity or ROI is less than 10 percent. Moreover, the earnings in the base year (the year preceding the award year) from which earnings growth is measured may not be less than an amount equal to 10 percent of equity or 10 percent of invested capital.

     There is a $2 million limit on the amount of any annual individual payout, and the aggregate payout at each appropriate business unit may not exceed an amount equal to 20% of the average annual nominal earnings increase over the three year performance period. Beginning with 1998 earned payouts, if any, at the operating company level, the 20% was increased to 30%. The same plan is applied to three separate "Business Units" as follows: (a) the entire company for corporate officers, (b) the market segment subsidiaries for their respective officers, and (c) operating businesses for their respective officers.

     Given the foregoing, the range of payouts is large. For the past three years, the amounts shown in the Payout Column of the Summary Compensation Table represent percentage payouts from 133.5% to 702% of the award given three years prior to the year of the payout. Earned payouts may not exceed 1,562%. Given this range, it is difficult to forecast the required estimates called for by this column; the amounts shown above, payable in February 2002, represent payouts at the 100% level on the aforementioned matrix. This could be achieved with real average annual earnings growth of 7% and a ROI/Return on Equity of 13% over the three-year performance period, or various other similar combinations of growth and ROI. Actual payouts for the three-year performance period ended December 31, 1998 (shown on the Summary Compensation Table, pages 5 and 6) were:
Mr. Reece 414.9%, Mr. Burns 298.1%, Mr. Herrmann 220.7%, Mr. Pomeroy 133.5% and Mr. Yochum 238.7%.

                                RETIREMENT PLANS

     Dover has a number of defined benefit and defined contribution pension plans covering substantially all employees of the Company and its domestic and foreign subsidiaries. Dover also has unfunded supplemental executive retirement plans and other similar unfunded retirement programs ("SERPs") which provide supplemental retirement benefits for eligible employees including certain officers of Dover and its subsidiaries. These supplemental plans basically extend retirement benefits to cover compensation not covered by underlying qualified plans because of federal statutory limitations. Pursuant to those plans, payments will be made at the appropriate time (e.g., retirement) to such officers and other plan participants.

     Benefits under various defined benefit plans and related SERPs are based generally upon (i) final average compensation, defined as the highest 60 months of compensation out of the last 120 months and (ii) the years of benefit service. Compensation for plan purposes includes salary and annual bonus but excludes any payments under the cash performance award program or stock option awards. Generally, vesting occurs after completion of five years of employment subsequent to age 18. The following table shows the estimated annual benefits payable upon retirement to persons in the specified remuneration and years of service classifications. The years of covered employment for eligible persons named in the Summary Compensation Table are: Mr. Reece 33, Mr. Burns 39, Mr. Herrmann 10, and Mr. Yochum 16. All of these persons are vested. The benefit amounts listed in the table include the annuitized portion of the defined contribution accumulation attributable to company contributions and one half of the social security benefits to which the covered employee may be entitled.

                               PENSION PLAN TABLE

                                                 YEARS OF SERVICE
                             --------------------------------------------------------
FINAL AVERAGE COMPENSATION      15         20         25          30           35
--------------------------      --         --         --          --           --
        $  500,000           $150,000   $200,000   $250,000   $  300,000   $  300,000
           600,000            180,000    240,000    300,000      360,000      360,000
           700,000            210,000    280,000    350,000      420,000      420,000
           800,000            240,000    320,000    400,000      480,000      480,000
           900,000            270,000    360,000    450,000      540,000      540,000
         1,000,000            300,000    400,000    500,000      600,000      600,000
         1,100,000            330,000    440,000    550,000      660,000      660,000
         1,200,000            360,000    480,000    600,000      720,000      720,000
         1,300,000            390,000    520,000    650,000      780,000      780,000
         1,400,000            420,000    560,000    700,000      840,000      840,000
         1,500,000            450,000    600,000    750,000      900,000      900,000
         1,600,000            480,000    640,000    800,000      960,000      960,000
         1,700,000            510,000    680,000    850,000    1,020,000    1,020,000

     In addition to participating in one of Dover's qualified defined contribution plans, Mr. Pomeroy also participates in the Supplemental Executive Retirement Program of Dover Technologies. This is a non-qualified account balance plan which, based on annual salary and bonus, credits to individuals the amounts which an employer could have contributed to the account of such individual under an existing qualified defined contribution plan but for current Federal statutory limitations, less amounts actually contributed to such qualified plans for such individual. For 1998, Mr. Pomeroy's account was credited with $56,800. Account balances are currently credited with interest at the rate of 10% per annum, compounded annually, so long as such individual remains an employee. Amounts credited are payable in a lump sum upon retirement.

                          CHANGE OF CONTROL PROVISIONS

     The Company has agreements with Mr. Reece and other officers including those shown on the Summary Compensation Table designed to encourage each such officer to continue to carry out his duties with the Company in the event of a potential change of control of the Company. For purposes of these agreements, a "change of control" occurs generally when (a) a person becomes beneficial owner of 20% or more of the Company's common stock, (b) as a result of a business combination or tender offer, a majority of the Board of Directors changes, or
(c) the stockholders approve a merger or other business combination, as a result of which the Company ceases to be an independent public company. The agreements provide that if within eighteen (18) months following a change of control of the Company the officer's employment is terminated (all as defined in the agreements) either by the Company for other than "cause" or "disability" or by such officer for "good reason", then such officer will receive a lump sum payment equal to three times the highest base salary and annual bonus (but not any award under the Performance Plan or any other compensation) received by such officer in any of the most recent five years. The severance amounts to be paid may be subject to reduction if the officer, at the time of termination, is within 36 months from his normal retirement age. In addition, upon termination, all cash performance awards outstanding will immediately vest and be paid to the officer and all stock options which have been held by the officer for more than six months will immediately vest and become exercisable. Also, in the event of a change of control, the present value of certain unfunded deferred compensation plans, including the Company's SERP plans, will be paid immediately to such officers in a lump sum.

     The Internal Revenue Code of 1986, as amended (the "Code"), imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation, and have an aggregate present value of at least three times the individual's annualized includable compensation for the base period, as defined in the Code. Although Dover payments would not be expected to reach this amount in most cases, if an individual became subject to the excise taxes, the Company would gross-up the individual's payments to make him or her whole.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of independent outside directors. The Committee approves annual compensation for the Company's executive officers, administers the Performance Plan, the Dover Corporation Executive Officer Annual Incentive Plan (the "Incentive Plan") and approves changes in other compensation programs. From time to time, but not less than once every five years, the Committee reviews studies done by its independent compensation consultant as to the competitiveness of the Company's overall executive compensation program. This was last done in 1994, and to a limited extent in 1996, 1997 and 1998 (for purposes of the special one-time bonus award related to the sale of the elevator operations). The results of those reviews are reflected in this report.

A. EXECUTIVE COMPENSATION POLICY

     The Committee's basic overriding compensation principle is that compensation at the corporate level, the independent subsidiary level, and at the operating president level should be linked to Dover's total return to stockholders generally and should be competitive with other comparable companies. The Committee also believes that all compensation, i.e., annual, medium-term and long-term, should be closely aligned to the performance of the business over which the executive has the most control. This is done annually through salaries and bonuses, on a medium-term basis through three-year payout cash incentive awards, and on a long-term basis through stock options. The relative "mix" of medium-term and long-term opportunity is adjusted in accordance with the breadth of the executive's responsibility across the organization, with increasingly larger percentages allocated to long-term reward potential through stock options in the case of those persons who are in positions to most materially affect the profitability and growth of the Company. In early 1999, the plan was amended to also cover restricted stock awards, with voting and dividend rights, that vest up to five years after grant. Restricted stock is generally not awarded except in connection with special or unusual circumstances. Cash performance awards and stock option grants are made on an annual basis. However, to provide incentives to management to increase stockholder value over the medium and long-term, payouts on cash performance awards, if earned, occur three years later based on achieving certain performance goals for the three-year period; restricted stock vests up to five years after grant; and options generally have 10-year terms and are not exercisable until three years after their grant. With respect to pensions and other similar benefit programs, the Committee has set a target at the median of comparable companies. All compensation to be paid to the executive officers for 1999 is expected to qualify for deductibility for federal income tax purposes under Section 162(m) of the Code.

     Annual Compensation: The Committee reviews the Company's performance annually. The compensation programs of the Company are highly leveraged on the basis of performance. In setting compensation, the Company reviews the performance of the Company as compared to the companies in the Management Compensation Services Project 777 database (the "Project 777 database"). The Company has for years performed in the top quartile as measured by the Project 777 database, which currently includes in excess of 40% of the manufacturing companies included in the Fortune 500 Listings. The Project 777 database includes a substantially larger number of companies than the peer index group referred to in connection with the Stock Performance Graph below. The average rank of a company in the Project 777 database, which determines that company's overall standing, is the average of the following nine separate measurements: return on equity for one year and five years; return on capital for one year and five years; return on sales for the current year; return on assets for one year and five years; and total capital return for one and five years. As a result of the 1994 compensation review mentioned above, the Committee determined that as long as the Company continues to perform in the top quartile, salaries and bonuses will be targeted at the 60th to the 75th percentile for all company executives. Should the Company's performance fall below that level, compensation targets will be adjusted downward. Annual bonuses vary with annual performance based upon earnings growth, return on investment and achievement of special Company goals as well as the Committee's judgment of overall performance.

     In 1998, the Company adopted the Incentive Plan. The Committee has discretion to select executive officers to participate in the Incentive Plan in any given year. Executive officers selected to participate in the Incentive Plan would receive their annual bonuses, if any, for that year under the terms of the Incentive Plan instead of the Company's traditional bonus program. Mr. Reece is the only executive officer who participated in the Incentive Plan for 1998 and he will do so again for 1999.

     Long-Term Compensation: Dover's management, the Committee and the Board of Directors believe that tangible (cash) and intangible (stock) incentives should be provided to key management at each of the three levels within the Company (i.e., corporate, independent subsidiary and operating levels) over periods of time longer than one fiscal year, typically three years. Given the different levels and opportunities to impact Dover's long-term growth, and hence benefit Dover's stockholders, Dover has a long-term compensation program, the Performance Plan, which includes both stock-based awards and cash incentive awards.

     Only officers and executives who are in a position to affect materially the profitability and growth of the Company are eligible for stock options and cash incentive awards under the Performance Plan. Long-term awards under the Plan are basically a "mix" of restricted stock, stock based and cash incentives, with operating management receiving a substantial percentage of their respective gain opportunity in the form of cash incentive awards, and the executive officers receiving a substantial portion of their opportunity in the form of stock options. Under the Plan, the maximum award is calculated based on an individual's base salary, and in some cases, the most current annual cash bonus, which amount is then multiplied by pre-established factors to determine both the allocation of the award between cash and options and the value of the two. Once the value of the stock option grant is determined, the value is converted into a number of shares based on the fair market value of the Company's stock on the date of grant. The payout of cash incentive awards is conditional upon achievement of certain performance criteria over the three-year period commencing with the year of the award. For a discussion of the performance criteria with respect to cash incentive awards, see the Long-Term Incentive Plan Awards for Calendar Year 1999 table on page 8. The multiples for each award are initially determined by an independent consultant and confirmed by the Committee. For the officers identified in the Summary Compensation Table, the cash incentive awards under the Plan were based on multiples ranging from .21 to
 .45, and the number of shares granted was based on a multiple ranging from .91 to 1.65.

Cash incentive awards are made annually for the three-year performance period commencing in that year and prior awards are not considered by the Committee when current awards are made. Likewise, the number of shares that may be granted to each participant is not limited (except that the Plan itself limits the maximum grant to an individual in any given year to 600,000 options) and prior grants are not considered by the Committee when current grants are awarded, although a schedule of outstanding stock options for executive officers is reviewed by the Committee. The number of optionees in each annual grant averages just under one percent of the total number of Dover employees. The annual shares granted has averaged less than 1/2 of 1% of shares outstanding over the past five years and was also less than 1/2 of 1% in 1998. Dover expects that, except in cases of unusual need, shares acquired through options will be held by participants (including, participant's family members) for the duration of their employment with the Company.

     For 1998, in addition to customary awards under the Performance Plan, the Committee awarded special one-time bonus awards to various executives and employees in recognition of their contributions to, and the gain generated by, the successful sale of the elevator operations which closed on January 5, 1999. For these individuals, the gain on the sale of the elevator business is excluded from the calculation of long-term Performance Plan payouts and awards. In keeping with the Committee's principle that the relative mix of cash and stock-based awards should be based on the individual's ability to affect the profitability and growth of the Company, the Committee made awards of varying combinations of cash, restricted stock and stock options depending on the level of responsibility of the recipient of the award. Of the executives named in the Summary Compensation Table, only Mr. Reece participated in the special award.

B. CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee awarded Mr. Thomas L. Reece, Chief Executive Officer, a bonus of $850,000 for 1998, which was equal to 103% of his 1998 salary of $825,000. In addition, Mr. Reece was granted 90,292 option shares under the Performance Plan and a Cash Performance Award of $345,950. The annual bonus amount was determined based upon: (a) outside independent compensation survey data, which places the compensation of Mr. Reece near the high end of the median range of the comparative group for companies of Dover's size; (b) the sales and earnings achieved in 1998; (c) the general business environment during 1998; and (d) a subjective judgment factor which is the prerogative of the Committee. The first three factors were given the greatest weight by the Committee.

     The Committee also awarded Mr. Reece a one-time special bonus award of 144,839 option shares in recognition of his significant contribution to the sale of the elevator operations.

Compensation Committee: Jean-Pierre M. Ergas (Chairman)
                             Magalen O. Bryant

                            STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              DOVER CORPORATION, S&P 500 INDEX & PEER GROUP INDEX

                           TOTAL STOCKHOLDER RETURNS

                                                       PEER GROUP                  DOVER CORP.                S&P 500 INDEX
                                                       ----------                  -----------                -------------
'Dec-93'                                                 100.00                      100.00                      100.00
'Dec-94'                                                 101.30                       86.49                      101.32
'Dec-95'                                                 139.35                      125.53                      139.40
'Dec-96'                                                 187.76                      174.21                      171.41
'Dec-97'                                                 265.50                      252.22                      228.59
'Dec-98'                                                 353.30                      285.69                      293.92

     This graph assumes $100 invested on December 31, 1993 in Dover Corporation common stock, the S&P 500 index and a peer group index. The peer index consists of the following companies selected by the Company based on its assessment of businesses with similar industrial characteristics: Ametek Inc., AMP Inc., Applied Power-CL A, Carlisle Cos. Inc., Coltec Industries, Cooper Industries Inc., Crane Co., Danaher Corp., Eaton Corp., EG&G Inc., Emerson Electric Co., Federal Signal Corp., General Electric Co., Harnischfeger Industries Inc., Hubbell Inc. CL B, Illinois Tool Works, Ingersoll-Rand Co., ITT Industries Inc., Parker-Hannifin Corp., Pentair Inc., Tecumseh Products Co., TRW Inc., Tyco International Inc. and United Technologies Corp. Last year's peer group included General Signal Corp. and Keystone International, which are no longer publicly traded.

     * Total return assumes reinvestment of dividends.

                                 MISCELLANEOUS

                                 OTHER MATTERS

     Management does not know of any other business to be taken up at the Meeting. If, however, any other business properly comes before the Meeting or any adjournments thereof, the persons named as proxies will vote the shares covered by a proxy in accordance with their best judgment on such matters.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The independent certified public accounting firm of PricewaterhouseCoopers LLP which resulted from the merger in 1998 of Coopers & Lybrand L.L.P. and Price Waterhouse LLP is the principal independent public accountant selected in May 1998 to audit the annual accounts of Dover and its subsidiaries. This firm also audited the financial statements for 1997 and 1998. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and officers file reports of ownership and changes of ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on copies provided to the Company, the Company believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 1998, except that George F. Meserole filed a late report of routine acquisitions made under a broker-sponsored dividend reinvestment program and Magalen O. Bryant failed to file a report of a stock grant under the Directors' Plan.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     In order for stockholder proposals to be included in Dover's proxy statement for the 2000 Annual Meeting, they must be received by Dover at its principal executive offices, 280 Park Avenue, New York, NY 10017 by November 19, 1999. All other stockholder proposals, including nominations for directors, must be received by Dover not less than 60 days nor more than 90 days prior to the Meeting, which is scheduled for April 25, 2000.

Dated: March 18, 1999

                                          By authority of the Board of
                                          Directors,

                                          ROBERT G. KUHBACH
                                          Secretary

PROXY                              PROXY

                                DOVER CORPORATION

    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 27, 1999.

     The undersigned hereby appoints Gary L. Roubos, Thomas L. Reece and Robert
G. Kuhbach, or any of them, as the undersigned's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Wilmington, Delaware, on April 27, 1999 at 10:00 A.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company's Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan.

IMPORTANT -- You now have the option of voting your shares by returning the enclosed proxy card or by voting by using a toll-free telephone number. On the reverse side of this proxy card are instructions on how to vote by telephone. If you vote by telephone, your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE.

PROXY              DOVER CORPORATION                  PROXY

1999  ANNUAL MEETING

      1. Election of Directors--        For      Withhold        For All  (Except Nominee(s) written below)

                                        All        All

      Nominees: (01) D. H. Benson,

      (02) J-P. M. Ergas, (03) R. J. Fleming,

      (04) K. C. Graham, (05) J. L. Koley,

      (06) J. F. McNiff, (07) J. E. Pomeroy,

      (08) T. L. Reece, and (09) G. L. Roubos.

     2. To transact such other business as may      For      Against     Abstain

             properly come before the meeting.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

Please Sign Here and Return Promptly
     Signature(s)                                        Dated:           , 1999

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

                              FOLD AND DETACH HERE
Control Number

                                VOTE BY TELEPHONE
                 CALL* * TOLL FREE * * ON A TOUCH TONE TELEPHONE
                                 1-877-587-0760

                    THERE is NO CHARGE to you for this call.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You will be asked to enter a Control Number which is located in the box on the left side of this form.

OPTION   #1: To vote as the Board of Directors recommends on ALL proposals:
         Press 1.

         WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 -- THANK YOU FOR VOTING.

OPTION #2: If you choose to vote for each proposal separately, press 0. You will hear these instructions:

          Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

          To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions.

          Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 -- THANK YOU FOR VOTING.

               IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY.